Exhibit 99.1

QUARTERLY REPORT September 2023 1 Highlights SAFETY AND PRODUCTION ➢ Strong safety performance, Coronado Group TRIR of 0.91 as of 30 September 2023, reflecting a 32.0% improvement over prior year, the Group’s lowest TRIR since April 2018. ➢ YTD Curragh total waste movement of 143.6 Mbcms, up 6.7% compared to prior year; Record September quarter total waste movement of 51.7 Mbcms. ➢ YTD Group ROM coal production of 19.3 Mt (up 3.7%) and Group Saleable production of 11.9 Mt (up 2.2%) compared to prior year. ➢ September quarter Group ROM coal production of 5.9 Mt and Group Saleable production of 3.7 Mt down on the prior June quarter primarily due to unforeseen geological impacts at Buchanan and a mechanical failure on one of Curragh’s draglines, resulting in revisions to guidance announced on 2 October 2023. ➢ Installation of 2 nd emissions reduction VAM unit underway at Buchanan, another tangible step in achieving our 30% emission reduction target by 2030. FINANCIAL AND CORPORATE ➢ YTD Group Revenue of $2.2 billion, second highest YTD result in history; September quarter Group Revenue of $718 million. ➢ Closing Cash of $337 million; Net Cash of $95 million as of 30 September 2023. ➢ Group Capital Expenditure for the September quarter was $62 million, organic growth expansion capital projects on plan. ➢ Appointment of two new Independent Non-Executive Directors, Ms. Aimee R. Allen and Ms. Jan C. Wilson, effective 1 September 2023. ➢ Coronado advised that Sev.en Global Investments (7GI) had entered a binding agreement with The Energy & Minerals Group (EMG) to acquire all of EMG’s interest in Coronado, subject to customary closing conditions and regulatory approvals. COAL SALES AND MARKETS ➢ Group Sales volumes for the September quarter were 4.1 Mt, up 3.4% compared to the June quarter. ➢ YTD Group Realised Price Per Tonne of Met Coal Sold was $221.5 per tonne (mix of FOR / FOB / Domestic pricing) reflecting a 78.1% realisation on the YTD average PLV HCC FOB AUS index price of $283.5 per tonne. ➢ In the month of September, PLV HCC FOB AUS index prices increased 24%. December quarter price realisations for the Group are expected to increase. ➢ North American annual contract negotiations for FY 2024 are complete. Coronado anticipates a volume weighted average price across all grades of Met Coal of approx. $161 per metric tonne (FOR), reflecting a price aligned with the HVA and HVB FOB USEC average index price June – August and forward curve pricing estimates at the time. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality Metallurgical Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Metallurgical Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its Quarterly Report on Form 10-Q for the period ended 30 September 2023 with the ASX and SEC on 9 November 2023 (AEST).

Message from the CEO Douglas Thompson, Chief Executive Officer 2 As Coronado enters the fourth quarter of 2023, I am pleased to report that the operational headwinds experienced during the third quarter relating to the adverse geological mining conditions at Buchanan are behind us with normal operating conditions restored. Additionally, the mechanical failure on the propel unit on one of our draglines at Curragh is near completion of its repairs. It is testament to the strong commitment and skill of our people that we have navigated these headwinds and remain focused on executing the revised market guidance plans, that ensures production levels exceed prior year, and that anticipates deferred tonnages may be realised at a higher pricing point, in conjunction with a sustained focus on executing our organic growth and emission reduction plans for the future. Our business achieved several milestones during the quarter including, record safety results at our U.S. business; record waste movement at Curragh; continued development of our organic growth and emission reduction projects, including the commencement of works on our 2 nd Ventilation Air Methane (VAM) unit at Buchanan; and appointment of two new Independent Non-Executive Directors to the Board, Ms. Aimee R. Allen and Ms. Jan C. Wilson. In late September Coronado was advised that Sev.en Global Investments (7GI) will acquire a majority 51% interest in Coronado from The Energy & Minerals Group (EMG), subject to customary closing conditions and regulatory approvals. Q3 Operational Overview Safety results for the Group in the third quarter were strong. As of 30 Sept. 2023, our Australian TRIFR was 2.43, and our US TRIR was 1.60, well below relevant industry averages. On a consolidated basis, the Group’s TRIR stands at 0.91, reflecting a 32% improvement over the same period in 2022. These strong results YTD reflect a record safety rate for our U.S. business and the best Australian and Group safety results since July 2018 and April 2018, respectively. I congratulate our teams for their continued focus on safe working practices. On a YTD basis, Coronado has achieved ROM coal production of 19.3 Mt (up 3.7%) and Saleable production of 11.9 Mt (up 2.2%) compared to prior year. In the September quarter, Group ROM coal production was 5.9 Mt (down 17.5%) and Saleable production was 3.7 Mt (down 19.2%) compared to the June quarter. At Curragh, coal production rates were lower in the quarter primarily due to the mine plans focus on pre-strip waste movement, the completion of planned maintenance on the two coal preparation plants, and the unplanned impact to coal flows from the dragline failure in mid-September, that impacted coal availability in the quarter and deferred tonnes to subsequent quarters. Despite the dragline failure, Curragh set new records for waste movement works in the quarter. Quarterly sales volumes for Curragh were 2.6 Mt, an increase from the June quarter, however some sales slippage was experienced that will be realised in the December quarter, with the mine maintaining above average coal inventory levels as of 30 September 2023. At our U.S. operations, production was impacted by adverse geological conditions in the coal seam at Buchanan, that slowed production rates and impacted yield in the quarter. These adverse conditions, relating to a rock intrusion, are not uncommon in underground mining, and the Company’s highly experienced U.S. team can handle these unexpected issues when they arise. With the return of normal geological conditions at Buchanan and the imminent completion of the dragline repairs at Curragh, management’s focus for the remainder of the year is to deliver to the revised guidance targets and finalise budget plans for FY 2024 inclusive of identified cost and productivity improvements. Balance Sheet and Liquidity Coronado reports quarterly and YTD revenue of $718 million and $2.2 billion, respectively. YTD revenues are the second highest in the history of Coronado. On 30 Sept. 2023, Coronado had a Net Cash position of $95 million and maintained Available Liquidity of $487 million. Closing cash reduced in the quarter partly due to the impacts of several incremental out-of-cycle payments related to royalties, capex, insurance, and dividends. Metallurgical Coal Markets Coronado’s North American annual contract negotiations for FY 2024 are complete. Coronado anticipates a VWAP average price across all grades of Met Coal of approx. $161 per tonne (FOR), reflecting a price aligned with the HVA and HVB FOB USEC average index price June – August and forward curve pricing estimates at the time of negotiations. In the September quarter, the average PLV HCC FOB AUS price index increased 9% over the prior quarter, with the spot price at 30 Sept. 2023 reaching $333 per tonne. Recent price increases are due to a combination of tight supply from Australia, which was impacted negatively by continued rail constraints and planned maintenance disruptions to operations and at Queensland ports, and heightened demand from Indian steel mills who are restocking as the monsoon season comes to an end. Coronado anticipates that prices will remain at current spot levels in the short term, well above historical averages, and therefore anticipates price realisations in the December quarter to be higher.

Health and Safety

The safety and well-being of our people continues to be Coronado's #1 core value.

In Australia, the 12-month rolling average TRIFR as of 30 September 2023 was 2.43, compared to 4.15 as of 30 September 2022, reflecting a 41% year-on-year improvement and the lowest Australia TRIFR since July 2018.

In the U.S., the 12-month rolling average TRIR as of 30 September 2023 was 1.60, compared to 2.12 as of 30 September 2022, reflecting a 25% year-on-year improvement and the lowest U.S. TRIR since the mines were purchased by Coronado.



Australian Operations TRIFR
TRIFR per million hours
10
8
6
4
2
0
Jan-21
May-21
Sep-21
Jan-22
May-22
Sep-22
Jan-23
May-23
Sep-23
Australian Operations
Industry Average



U.S. Operations TRIR
TRIR per 200,000 hours
4
3
2
1
0
Jan-21
May-21
Sep-21
Jan-22
May-22
Sep-22
Jan-23
May-23
Sep-23
TRIR-Cumulative
Industry Average

The Group TRIR as of 30 September 2023 was 0.91, compared to 1.33 as of 30 September 2022, reflecting a 32% year-on-year improvement, and the lowest Group TRIR since April 2018.

Within the quarter, the Logan Complex continued to build on its strong safety track record achieving 1.5 million hours and one-year LTI Free.

The Curragh team continued the roll-out of the "Dragline Proximity Awareness Project" during the quarter. This innovative project to devise and implement technology solutions is improving proximity awareness in the operating areas of the dragline fleet. The technology utilises radar and lidar imagery to alert a dragline operator when personnel or equipment enter the operational areas of the machines. The outcome of the project is to reduce the risk of personnel / equipment interactions with the draglines to promote an enhanced safe working environment. A roll-out of the technology on all of Curragh's dragline fleet is expected by the end of March 2024. This project has generated significant interest, with several of our industry peers visiting Curragh to better understand the technology solution; and the project was nominated as a finalist for an innovation award at the 2023 Queensland Mining Industry Health and Safety Conference.



3

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Sep Q23	Jun Q23	Change	Sep 2023 YTD	Sep 2022 YTD	Change
ROM Production	**Mt**	**5.9**	**7.2**	**(17.5%)**	**19.3**	**18.6**	**3.7%**
Australia	Mt	2.9	3.8	(23.5%)	9.4	8.8	7.2%
USA	Mt	3.0	3.4	(10.6%)	9.9	9.9	0.5%
Saleable Production	**Mt**	**3.7**	**4.5**	**(19.2%)**	**11.9**	**11.6**	**2.2%**
Australia	Mt	2.3	3.0	(21.8%)	7.3	7.0	5.1%
USA	Mt	1.3	1.6	(14.3%)	4.6	4.7	(2.1%)
% Met Coal	**%**	**79.8%**	**78.7%**	**1.1%**	**80.4%**	**79.8%**	**0.6%**
Sales Volumes	**Mt**	**4.1**	**4.0**	**3.4%**	**11.7**	**12.4**	**(5.5%)**
Australia	Mt	2.6	2.5	5.1%	7.2	7.5	(3.8%)
USA	Mt	1.5	1.5	0.7%	4.5	4.9	(8.1%)
Sales Mix							
Met Coal	%	76.6%	76.0%	0.6%	75.8%	78.4%	(2.6%)
Thermal Coal	%	23.4%	24.0%	(0.6%)	24.2%	21.6%	2.6%
Export Sales	%	72.8%	71.7%	1.1%	72.6%	67.2%	5.4%
Domestic Sales	%	27.2%	28.3%	(1.1%)	27.4%	32.8%	(5.4%)
AU- Realised Met Price (FOB)	US$/t	236.2	237.7	(0.6%)	238.5	323.9	(26.4%)
PLV HCC FOB AUS Index Price	US$/t	263.6	242.8	8.6%	283.5	392.5	(27.8%)
% of PLV HCC FOB AUS Index	%	89.6%	97.9%	(8.3%)	84.1%	82.5%	1.6%
US - Realised Met Price (FOR)	US$/t	170.2	196.0	(13.2%)	199.5	232.4	(14.2%)
% of PLV HCC FOB AUS Index	%	64.6%	80.7%	(16.1%)	70.4%	59.2%	11.2%
Group - Realised Met Price (combination of FOB / FOR)	US$/t	207.4	219.5	(5.5%)	221.5	279.4	(20.7%)
% of PLV HCC FOB AUS Index	%	78.7%	90.4%	(11.7%)	78.1%	71.2%	6.9%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

September YTD 2023 ROM coal production for the Group was 19.3 Mt, 3.7% higher than September YTD 2022. September YTD 2023 Saleable production for the Group was 11.9 Mt, 2.2% higher than September YTD 2022.

September quarter ROM coal production for the Group was 5.9 Mt, 17.5% lower than the June quarter. September quarter Saleable production for the Group was 3.7 Mt, 19.2% lower than the June quarter.

Australian Operations (Curragh)

The Australian operations ROM coal production for the September quarter was 2.9 Mt (23.5% lower) and saleable production was 2.3 Mt (21.8% lower) compared to the June quarter.

On a YTD basis, the Australian operations ROM coal production was 9.4 Mt (7.2% higher) and saleable production was 7.3 Mt (5.1% higher) compared to September YTD 2022.

Coal production rates were lower at the Curragh Complex during the September quarter primarily due to the mine plans focus on pre-strip waste movement within the quarter and the completion of planned maintenance on the two coal preparation plants. During the September quarter, Curragh set new records for overburden / waste movement works eclipsing the records set last quarter (September Q: 51.7 Mbcms vs June Q: 51.1 Mbcms // YTD 2023: 143.6 Mbcms vs YTD 2022: 134.5 Mbcms). The majority of these waste movement works cannot be capitalised per accounting standards and are expensed as mining costs. The waste movement records in the quarter have been achieved despite the impacts from one of the draglines at Curragh experiencing a mechanical failure in the propel unit in mid-September. Repairs to the dragline are continuing and expected to be complete in the first week of November. Coal availability and production has subsequently been deferred to later quarters, at anticipated higher realised pricing levels.

4

5 For the remainder of 2023, Curragh is focused on delivering production and costs to the revised guidance plans. The budget process for 2024 is currently underway, and management has identified several potential productivity improvements related to fleet rationalisation, procurement and cost management that may be implemented. U.S. Operations (Buchanan and Logan) The U.S. operations ROM coal production for the September quarter was 3.0 Mt (10.6% lower) and saleable production was 1.3 Mt (14.3% lower) compared to the June quarter. On a YTD basis, the U.S. operations ROM coal production was 9.9 Mt (0.5% higher) and saleable production was 4.6 Mt (2.1% lower) compared to September YTD 2022. September quarter production for the U.S. business was impacted by geological conditions in the coal seam at Buchanan, that slowed production rates and impacted yield. Those adverse conditions related to a rock intrusion that has been successfully addressed, with normal operating conditions at the mine restored. These types of rock intrusions are not uncommon in underground mining, and the Company’s highly experienced U.S. team can handle these unexpected issues when they arise. With geological conditions returning to normal, the focus for the remainder of 2023 and early 2024 is to make every effort to recover these deferred tonnes in subsequent quarters at a potentially higher price point. Sales Volumes, Realisation and Mix Sales volumes for the Group in the September quarter were 4.1 Mt, 3.4% higher than in the June quarter. Sales volumes from the Australian and U.S. operations were 2.6 Mt (5.1% higher) and 1.5 Mt (0.7% higher), respectively. The sales profile for Curragh was higher in the September quarter due to the high inventory stockpiles held at the end of June being partly unwound in the quarter. The sales profile at Curragh could have been higher but for three cargoes (~130 kt) that slipped into the December quarter due to logistic chain delays at port. Curragh inventory levels at the mine as of 30 September 2023 remain above average with the expectation that these tonnages will be sold in subsequent quarters and the inventory levels returning to normal levels. The Group Realised Price Per Tonne of Met Coal Sold for the September quarter (mixture of FOB / FOR / Domestic pricing) was $207.4 per tonne, a decrease of 5.5% from the June 2023 quarter. Australia’s Realised Price Per Tonne of Met Coal Sold for the September quarter was $236.2 per tonne (FOB) and for the U.S. operations was $170.2 per tonne (mixture FOR / Domestic fixed). The YTD Group Realised Price Per Tonne of Met Coal Sold (mixture of FOB / FOR / Domestic pricing) was $221.5 per tonne and equates to a 78.1% (YTD 2022: 71.2%) realisation on the average PLV HCC FOB AUS price index YTD of $283.5 per tonne (YTD 2022: $392.5 per tonne). As a percentage of total Sales volumes for the September quarter, export sales were 72.8%. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the September quarter was 92.2%. 72.8% 8.4% 18.8% Sep Q23 Sales Volumes Mix Export US Domestic AUS Domestic 92.2% 7.8% Sep Q23 Revenue Mix Metallurgical Coal Thermal Coal

As a percentage of total Sales volumes YTD, export sales were 72.6%. Coronado's proportion of Met Coal sales revenue as a percentage of total coal revenues YTD was 91.0%. YTD, the percentage of Met Coal sales was lower than prior year due to the shipment of U.S. Thermal export tonnes in 2023 that were contracted in 2022 when Thermal prices were substantially elevated, and switching was prevalent.



Sep YTD Sales Volumes Mix
18.6%
8.8%
72.6%
Export
US Domestic
AUS Domestic



Sep YTD Revenue Mix
9.0%
91.0%
Metallurgical Coal
Thermal Coal

Financial and Corporate

September YTD 2023 Group revenues were $2,211 million, down 22.5% compared to September YTD 2022 revenues of $2,854 million. Lower revenues are reflective of the 27.8% fall in PLV HCC FOB AUS index prices YTD and lower Sales volume, partly offset by higher price realisations as a percentage of the PLV HCC FOB AUS index (YTD 2023: 78.1% vs YTD 2022: 71.2%). September quarter Group revenues were $718 million, down 1.3% compared to the prior June quarter.



Coronado Total Group Revenues (1 January - 30 September) Historical
Group Revenue (USD in millions)
3,000
2,500
2,000
1,500
1,000
500
0
YTD 2019
YTD 2020
YTD 2021
YTD 2022
YTD 2023 (unaudited)

September YTD 2023 Average Mining Costs Per Tonne Sold for the Group were $105.5 per tonne. Higher mining costs per tonne are attributable to industry-wide inflationary pressures, and lower sales volumes. Sales volumes YTD have been primarily impacted by: 1) significantly above average wet weather and a train derailment on the Blackwater line in January 2023 that impacted first quarter production / sales, and 2) the impact of adverse geological conditions at Buchanan and a mechanical failure on one of Curragh's draglines in the third quarter, that has deferred production / sales tonnages to subsequent quarters. Geological conditions at Buchanan returned to normal in late September, and repairs to the dragline at Curragh are on course to be completed by the first week of November. The Company expects December quarter Average Mining Costs Per Tonne Sold to be lower than the YTD run-rate as production plans improve.

6

7 September YTD 2023 Capital Expenditure of $150.5 million was up 7.5% compared to September YTD 2022 ($140.0 million) primarily due to expenditure on organic growth projects. Organic growth capital works YTD have primarily focused on the investment in a new surface raw coal storage area at Buchanan, to increase the mine’s capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. The Buchanan mine is also progressing with the construction of a second set of skips to increase the mine’s hoisting capacity to the surface. As previously guided, FY23 Capital Expenditure is expected to be higher than FY 2022 as the Group invests capital into these Buchanan projects and the Curragh Underground and Gas Pilot Projects. On 3 August 2023, Coronado successfully completed the refinancing of its senior secured asset-based revolving credit facility (“ABL Facility”). As part of the refinancing, Coronado has increased the facility limit from $100 million to $150 million and extended the maturity until August 2026. Coronado continues to maintain a strong Balance Sheet and healthy liquidity levels. As of 30 September 2023, the Company’s Net Cash position was $95 million, consisting of a closing cash balance of $337 million and $242 million aggregate principal amount of 10.750% Senior Secured Notes due 2026. Coronado has Available Liquidity of $487 million as of 30 September 2023, comprising cash and cash equivalents (excluding restricted cash), unrestricted short-term deposits and undrawn available borrowings under the ABL Facility. Coronado’s closing cash balance of $337 million reduced by $97 million in the quarter (30 June balance: $434 million) primarily due to the following irregular payments: 1) A change in the Queensland Government royalty payment frequency from quarterly to monthly resulting in the payment of five months royalties in the quarter resulting in an incremental ~$50 million cash outflow; 2) Elevated quarterly capital expenditure of ~$20 million related to the investment in growth at Buchanan in the quarter; 3) Dividend payment of ~$8 million; 4) Annual insurance premiums of ~$20 million; and 5) Rail provider annual take-or-pay true-up payment of ~$9 million, net of regular items. On 2 October 2023, Coronado announced an update to market guidance for FY23 for Saleable production (16.2 – 16.4 Mt); Average Mining Costs Per Tonne Sold ($97.0/t - $102.0/t), and Capital Expenditure ($220 million - $240 million), and reaffirms these revised guidance targets. Coronado will release its third quarter and YTD 2023 financial results (FORM 10-Q) to the market on 9 November 2023 (AEST). Board Appointments On 1 September 2023, Coronado announced the appointment of two new Independent Non-Executive Directors, Ms. Aimee R. Allen and Ms. Jan C. Wilson, to the Company’s Board of Directors (the “Board”). Ms. Aimee R. Allen Ms. Jan C. Wilson

8 Ms. Allen is a senior executive with more than 30 years’ international experience in the steel and mining industries having previously held senior positions with BHP, ArcelorMittal and BlueScope Steel. Ms. Allen brings her technical and operational experience to the Board having previously held positions as General Manager – Surface for the BHP Olympic Dam mine, General Manager of the ArcelorMittal Vanderbilpark steel works in South Africa, and as General Manager of BlueScope Steel’s Western Port steel works in Victoria, Australia. Ms. Wilson is a seasoned executive with over 25 years’ experience in commodities, renewables, risk management, structured products, asset acquisition and energy transition. Ms. Wilson is an experienced director having served on several boards including a previous appointment with Crestone Peak Resources, a producing oil and gas company. The appointments of Ms. Allen and Ms. Wilson increase the number of Board Directors to eight with a majority of Directors now being Independent Non-Executive Directors. The appointments also align with the Board’s plans for greater gender diversity and has increased the female composition of the Board to three Directors. “Today’s appointments of Ms. Allen and Ms. Wilson follows an extensive global search to identify Directors with skills, experience and leadership qualities across mining operations, environment, sustainability, finance and corporate governance. My Board colleagues and I warmly welcome Ms. Allen and Ms. Wilson to the Coronado Board as we continue to progress our growth and emission reduction plans, and to continue being the leading international producer and exporter of high-quality metallurgical coal, an essential element in the production of steel, to customers on five continents” said Coronado’s Chair, Mr. Gerry Spindler, on 1 September 2023. Sev.en Global Investments (7GI) To Acquire Majority Stake in Coronado On 25 September 2023, Energy & Minerals Group, or EMG, which is the Company’s controlling stockholder through its ownership of Coronado Group LLC, and certain other parties (the EMG Group and such other parties, or the Sellers) advised the Company that it had entered into a membership interest purchase agreement, or MIPA, with Sev.en Global Investments A.S., or 7GI, pursuant to which the Sellers agreed to sell all of EMG’s interest in Coronado to 7GI. As per the media releases from 7GI and EMG, as Coronado noted to the market on 26 September 2023, the acquisition is subject to customary closing conditions, including regulatory approvals in the U.S. and Australia (which Coronado has been advised includes approval of Australia’s Foreign Investment Review Board (FIRB) and HSR approval by the Federal Trade Commission (FTC) and may also include approval by the Committee on Foreign Investment in the United States (CFIUS)). Metallurgical Coal Market Outlook Met Coal Pricing The benchmark PLV HCC FOB AUS average index price for the September quarter was $264 per tonne (June quarter: $243 per tonne), while the benchmark LV HCC FOB USEC average index price for the September quarter was $226 per tonne (June quarter: $233 per tonne). The increase in Australian PLV prices, which began from mid-September, is primarily due to a combination of tight supply from Australia, which was impacted negatively by continued rail constraints and planned maintenance disruptions to operations at Queensland ports, and heightened demand from Indian steel mills who are restocking as the monsoon season comes to an end. The global economic environment and weak steel demand outlook continues to put pressure on steel margins with steelmakers continuing to manage lower demand through lower hot metal production and reducing demand for raw materials, ex-India. However, Indian steel demand is strong, with the resumption of construction activity expected to provide higher demand for Met Coals during the December quarter.

Metallurgical Coal Price Indices (US$/t)
USD Price per Metric Tonne
700.00
600.00
500.00
400.00
300.00
200.00
100.00
0.00
342.40
294.00
260.00
136.95
Long Term Historical
Average Met Price $194/t
31/12/2019
31/03/2020
30/06/2020
30/09/2020
31/12/2020
31/03/2021
30/06/2021
30/09/2021
31/12/2021
31/03/2022
30/06/2022
30/09/2022
31/12/2022
31/03/2023
30/06/2023
30/09/2023
PLV HCC FOB AUS
LV HCC FOB USEC
PLV HCC CFR China
NEWC Thermal

Source: S&P Global Platts 31 December 2019 to 20 October 2023.

Metallurgical coal pricing has continued to increase post 30 September, with the PLV HCC FOB AUS index pricing at $342 per tonne, and the LV HCC FOB USEC index price at $260 per tonne, as of 20 October 2023. The SGX forward curve, as of 20 October 2023, is projecting PLV HCC FOB AUS index pricing to be greater than $310 per tonne for the remainder of 2023 and for pricing in 2024 to average $280 per tonne. These pricing projections indicate a higher pricing environment for longer, and a pricing environment well above the long-term average price of $194 per tonne.

Coronado anticipates the current higher and projected prices will result in higher price realisations from its Sales volumes in the December quarter.

U.S. 2024 Annual Contract Negotiations

Coronado's North American annual contract negotiations for FY 2024 are complete. Coronado anticipates a volume weighted average price across all grades of Met Coal of approx. $161 per metric tonne (FOR), reflecting a price aligned with the HVA and HVB FOB USEC average index price June – August and forward curve pricing estimates at the time. These fixed price tonnage contracts cover approx. 37% of anticipated U.S. production and approx. 60% of anticipated U.S. mine cash costs in FY 2024.

Long Term Steel Demand / Met Coal Supply & Pricing

Looking beyond 2023, AME forecasts estimate global export Met Coal demand to grow to 697 million tonnes by 2050, an increase of 109% on forecast 2023 export tonnages, led primarily by blast furnace steel production in India. India is expected to lead all countries in import demand growth due to its significant potential for urbanization and industrialization over the next two decades.

9

10 Note: Forecast data sourced from AME Metallurgical Coal Strategic Market Study 2023 Q2; Mmt = Million metric tonnes. Rounding has been applied. (1) Coronado calculation based on publicly available information regarding Australian mine producing capacity. India export Met Coal demand is forecast to increase by 281% by 2050, the majority of which will need to be filled by supply growth from Australia. However, it is Coronado’s view, that it will be difficult to see how this supply growth will materialize to match demand, given the limited approvals for new mines in the high-quality Met coal regions of Australia and North America. To meet projected 2050 demand levels, AME forecast that Met Coal production from Australia will need to increase by 140% from existing levels over that time. Structurally, a lack of supply should ensure higher prices for longer, which places more emphasis on companies like Coronado, to continue operating and developing our long term / long life (20+ years) assets. Coronado Met Coal remains in high demand. Our high-quality products and unique geographical diversification see us continue to support customers on five continents. Development Projects and Exploration Curragh North Underground Met Coal Project The Curragh Underground Project remains on target. During the September quarter, the project’s environmental approvals schedule achieved all required milestones, particularly with the completion of the installation of monitoring points that form part of the groundwater assessment program. The stage one exploration drilling program for geotechnical and gas information was completed within the quarter and a broader coal seam permeability test program was also conducted. More than 40 holes were drilled and grouted in the quarter for a total of 7,174 metres.

11 Buchanan Expansion Capital works at Buchanan continued during the quarter to invest in the construction of a new surface raw coal storage area to increase the mine’s capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. The mine is also progressing with the construction of a second set of skips to increase the mines hoisting capacity to the surface. Growth plans at our U.S. operations to produce 7.0 Mt by 2025 remain on target. Image: Installation progressing on second set of skips – Buchanan Mine Mon Valley Coronado continues to pursue plans to develop a new underground Met Coal mine in southwest Pennsylvania. Coronado expects that Met Coal from the proposed Mon Valley mine will ultimately be produced from the Upper Freeport Seam in the safest, lowest-cost, and most environmentally responsible manner. Mon Valley retains 134 Mt of marketable Met Coal reserves. Permitting plans on this project are continuing to be developed.

12 Rehabilitation and Emissions Reduction Projects Rehabilitation Works Coronado progressed rehabilitation activities in the quarter. YTD Coronado has completed 37 hectares of seeded rehabilitation at its U.S. operations (Logan: 36 ha; Buchanan 1 ha). At Curragh, rehabilitation works are progressing with plans for seeded completed hectares by the end of the year, subject to weather. Buchanan 2 nd Ventilation Air Methane (VAM) Project On 27 July 2022, the Buchanan mine commissioned its first Ventilation Air Methane (VAM) abatement project at Vent Shaft 16. The VAM project utilises the latest technology (RTO - Reductive Thermal Oxidation) to convert fugitive methane gas emissions to CO2. Since commencing, the VAM project has destroyed over 220,000 tCO2e, with a 94% emission destruction efficiency. Given the proven success of the original VAM unit to reduce emissions at Vent Shaft 16, Coronado has commenced the installation of a second unit at Vent Shaft 18. Construction works (pictured) are underway and are expected to be complete in mid-2024. The establishment of this second VAM unit is expected to substantially reduce Coronado’s emissions further, as part of our strategic path to a 30% emission reduction target by 2030. Coronado considers itself as an industry leader in implementing this emission reduction technology. Image: Work commenced on second emission reduction VAM unit – Buchanan Mine

Coronado
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Curragh Gas Pilot Project

Coronado continued to make progress on its Gas Pilot Project at Curragh during the quarter. The project is targeting the capture and beneficial use of open-cut waste mine coal gas from our operations, with priority downstream use cases being for power generation and use as a diesel substitute in mining fleets.

Drilling works for the pilot program (Europa 1, 2, 3A, 3B) completed in early July 2023 and subsequent surface and production facilities have been procured and are in the final stages of installation.

The dual-fuel mine truck 12-week trial using gas transported from Brisbane was completed without incident. The part substitution of gas for diesel showed no discernible difference to a full diesel run truck (haulage speed / time) and performed safely and as expected. Workshops are planned between Coronado and support partners to analyse the data and begin the development of a roadmap to potentially roll-out the conversion to the broader truck fleet. This is the first step towards the conversion of a fleet of 5-6 trucks, that will utilise extracted waste mine coal gas, targeted to occur in 2024.

This project is expected to reduce emissions at Curragh, but also realise a reduction in costs given the substitution of diesel for gas to power the fleet.

Curragh 40 Year Anniversary

Having commenced operations in 1983, 2023 marks the Curragh Mine's 40th year of operations. Coronado celebrated this milestone by hosting a Community Day in September for employees, business partners and their families. Over 450 people enjoyed guided bus tours of the mine and a community market in Blackwater showcasing local artisans, along with food stalls and children's rides and activities, providing an opportunity for the community to come together and celebrate. This event would not have been possible without the assistance and support from many community businesses and volunteer groups as well as our employees and contracting partners. Coronado would like to thank all employees, contractors, suppliers, and customers that have helped make the mine so successful over the past 40 years.


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1983 - 2023
YEAR ANNIVERSARY
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Images: Coronado employees and their families celebrating the Curragh Complex's 40th anniversary

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APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 22 February 2023 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Sep Q23	Jun Q23	Change	Sep 2023 YTD	Sep 2022 YTD	Change
ROM Production	**Mt**	**5.9**	**7.2**	**(17.5%)**	**19.3**	**18.6**	**3.7%**
Curragh	Mt	2.9	3.8	(23.5%)	9.4	8.8	7.2%
Buchanan	Mt	1.6	1.8	(11.8%)	5.3	5.4	(1.4%)
Logan	Mt	1.5	1.6	(9.3%)	4.6	4.5	2.9%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Saleable Production	**Mt**	**3.7**	**4.5**	**(19.2%)**	**11.9**	**11.6**	**2.2%**
Curragh	Mt	2.3	3.0	(21.8%)	7.3	7.0	5.1%
Buchanan	Mt	0.8	0.9	(13.7%)	2.8	3.1	(7.1%)
Logan	Mt	0.5	0.6	(15.1%)	1.7	1.6	7.6%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Sales Volumes	**Mt**	**4.1**	**4.0**	**3.4%**	**11.7**	**12.4**	**(5.5%)**
Curragh	Mt	2.6	2.5	5.1%	7.2	7.5	(3.8%)
Buchanan	Mt	1.0	1.0	4.1%	3.1	3.2	(4.6%)
Logan	Mt	0.5	0.5	(5.7%)	1.4	1.6	(10.2%)
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.1	(99.9%)

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle. YTD sales volumes relate to stockpile coal sales.

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15 Reconciliation of Non-GAAP financial measures This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by sales volumes; and (iii) Net Cash, which we define as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of 10.750% Senior Secured Notes due 2026. We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine. Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below: For the nine months ended 30 September 2023 (In US$000, except for volume data, unaudited) Total Consolidated Total costs and expenses 1,972,440 Less: Selling, general and administrative expense (29,976) Less: Depreciation, depletion and amortization (113,052) Total operating costs 1,829,412 Less: Other royalties (268,606) Less: Stanwell rebate (105,357) Less: Freight expenses (192,542) Less: Other non-mining costs (52,486) Total mining costs 1,210,421 Sales Volume excluding non-produced coal (MMt) 11.5 Average mining costs per tonne sold $105.5/t A reconciliation of Net Cash is shown below for each of the periods presented in this report: 30 September 2023 (In US$000, except for volume data, unaudited) Total Consolidated Cash and restricted cash 337,097 Less: Restricted cash (251) Cash and cash equivalents (excluding restricted cash) 336,846 Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026 (242,326) Net Cash 94,520

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

	For the three months ended 30 September 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**455,774**	**262,056**	**717,830**
Less: Other revenues	(8,959)	(1,568)	(10,527)
Total coal revenues	**446,815**	**260,488**	**707,303**
Less: Thermal coal revenues	(27,783)	(27,618)	(55,401)
Met Coal revenues	**419,032**	**232,870**	**651,902**
Volume of Met Coal sold (Mt)	1.8	1.4	3.2
Realised Price Per Tonne of Met Coal Sold	**$236.2/t**	**$170.2/t**	**$207.4/t**

	For the three months ended 30 June 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**431,806**	**295,720**	**727,526**
Less: Other revenues	(8,685)	(1,396)	(10,081)
Total coal revenues	**423,121**	**294,324**	**717,445**
Less: Thermal coal revenues	(19,260)	(37,032)	(56,292)
Met Coal revenues	**403,861**	**257,292**	**661,153**
Volume of Met Coal sold (Mt)	1.7	1.3	3.0
Realised Price Per Tonne of Met Coal Sold	**$237.7/t**	**$196.0/t**	**$219.5/t**

	For the nine months ended 30 September 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,286,242**	**924,828**	**2,211,070**
Less: Other revenues	(25,501)	(22,476)	(47,977)
Total coal revenues	**1,260,741**	**902,352**	**2,163,093**
Less: Thermal coal revenues	(65,328)	(129,168)	(194,496)
Met Coal revenues	**1,195,413**	**773,184**	**1,968,597**
Volume of Met Coal sold (Mt)	5.0	3.9	8.9
Realised Price Per Tonne of Met Coal Sold	**$238.5/t**	**$199.5/t**	**$221.5/t**

	For the nine months ended 30 September 2022		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,730,172**	**1,124,314**	**2,854,486**
Less: Other revenues	(28,271)	(4,881)	(33,152)
Total coal revenues	**1,701,901**	**1,119,433**	**2,821,334**
Less: Thermal coal revenues	(86,537)	(21,247)	(107,784)
Met Coal revenues	**1,615,364**	**1,098,186**	**2,713,550**
Volume of Met Coal sold (Mt)	5.0	4.7	9.7
Realised price per Mt of Met Coal sold	**$323.9/t**	**$232.4/t**	**$279.4/t**

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Glossary

A$	Australian dollar currency
ABL	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 8 May 2023 ("ABL facility")
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
IPO	Initial Public Offering
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised Price Per Tonne of Met Coal Sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
Sales volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S.)
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 30 September 2023

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